Contact:
Crocker Coulson, President
Leslie Richardson, Financial Writer
CCG Elite Investor Relations
646-213-1915
crocker.coulson@ccgir.com

For Immediate Release

ShengdaTech, Inc. Reports Record Third Quarter 2007 Results

Tai’an City, Shandong Province, PRC - November 12, 2007 - ShengdaTech Inc. (“ShengdaTech”) (NASDAQ: SDTH), a leading manufacturer of nano precipitated calcium carbonate (“NPCC”) and coal-based chemical products manufacturer in the People’s Republic of China (“PRC”), today reported financial results for the third quarter ended September 30, 2007.

Third Quarter 2007 Highlights

•	Revenue increased 44.4% year-over-year to a record $27 million
•	Gross margin increased 590 basis points to a record 35.6%
•	Net income increased 62.7% year-over-year to a record $7.8 million
•	Added nine new domestic customers and three international customers
•	Completed construction of two new NPCC production lines, increasing capacity by 40,000 metric tons
•	Began construction on new NPCC factory in Xianyang City, Shaanxi Province
•	Added key members to R&D and Finance staff

Revenues for the third quarter of 2007 increased to a record $27.2 million, up 44.4% from $18.8 million in the third quarter of 2006. The increase in revenue is attributed to the increased capacity of the Company’s NPCC production filling the continuing demand for its products. In July 2007, ShengdaTech added two new NPCC production lines with a total of 40,000 metric tons of additional capacity. The new lines were operating at 80% capacity at the end of the third quarter and are expected to reach full capacity by the end of November. The NPCC segment contributed 48.3% of total revenue and the chemical segment contributed the remaining 51.7% of total revenue compared to 28.5% and 71.5%, respectively, in the same period a year ago. Gross profit for the quarter was a record $9.7 million, up 73.1% from gross profit in the same quarter a year ago of $5.6 million. Gross margin was 35.6% compared to gross margin of 29.7% in the third quarter of 2006. Net income for the third quarter of 2007 was $7.8 million, up 62.7% from net income of $4.8 million in the third quarter of 2006. Fully diluted earnings per share were $0.14 compared to fully diluted earnings per share of $0.09 in the same period a year ago.

“Our record revenue and net income this quarter demonstrates the strong demand we continue to experience for our NPCC products. Over 70% of our new capacity was sold to current customers who increased their orders,” commented Mr. Xiangzhi Chen, President, CEO and Director of ShengdaTech. “Moreover, we added nine new domestic customers and three new international customers, primarily for NPCC in producing PVC, tires and paint.”

Revenue from the NPCC segment was $13.1 million for the third quarter of 2007, up 144.8% from $5.4 million in the third quarter of 2006. The increase in year-over-year revenue is attributed to the addition of 60,000 metric tons of NPCC capacity in September 2006 and 40,000 metric tons in July 2007. Total volume of NPCC sold during the third quarter of 2007 was 34,257 metric tons. NPCC used in tires and PVC contributed 46.0% and 37.1% of revenue, respectively. NPCC used in latex increased to 8.5% of total NPCC revenue from 1.5% in the third quarter of 2006. NPCC used in paint, paper and printing ink contributed the balance of 8.4% of total NPCC revenue.

Revenue from the chemical segment for the third quarter of 2007 was $14.0 million, up 4.4% from $13.5 million in the third quarter of 2006. Liquid ammonia and ammonia bicarbonate contributed 36.2% and 28.0% of chemical segment revenue, respectively, and melamine and methanol contributed 17.1% and 18.6% of chemical segment revenue, respectively.

Gross profit for the third quarter of 2007 increased to a record $9.7 million, up 73.1% from $5.6 million in the third quarter of 2006. Gross margin for the quarter was a record 35.6%, up 590 basis points from gross margin of 29.7% in the same period a year ago. Gross margin was favorably impacted by a larger percent of revenue contribution from the NPCC segment along with improved production efficiencies in the chemical segment. Gross margin for the NPCC segment was 43.6% compared to 37.3% in the same quarter a year ago. Gross margin for the chemical segment was 28.0% compared to 26.6% in the third quarter of 2006.

Selling expenses for the third quarter of 2007 were $435,411, or 1.6% of revenue, compared to $309,412 or 1.6% of revenue in the third quarter of 2006. General and administrative expenses were $709,620, or 2.6% of revenue, compared to $502,615, or 2.7% of revenue.

Operating income for the third quarter of 2007 was $8.6 million, up 78.6% from operating income of $4.8 million in the third quarter of 2006. Operating margin for the quarter was 31.3%, up from 25.3% in the same period a year ago.

Net income for the third quarter of 2007 was $7.8 million, up 62.7% from $4.8 million in the third quarter of 2006. Net income for the third quarter includes a tax provision of $775,264, as the tax holiday on income generated from the original NPCC factory in Tai’an City, Shandong Province, ended on December 31, 2006. Fully diluted earnings per share for the third quarter of 2007 were $0.14 compared to fully diluted earnings per share of $0.09 in the third quarter of 2006.

Nine Month Financial Results

For the first nine months of 2007, total revenue was $72.0 million, up 45.8% from the first nine months of 2006 of $49.4 million. Revenue from the NPCC business was $32.9 million, up 160.9% from $12.6 million in the same period a year ago. Revenue from the chemical business was $39.1 million, up 6.3% from $36.8 million in the first nine months of 2006. Gross profit for the first nine months of 2007 was $24.3 million, up 77.4% from gross profit of $13.7 million for the first nine months of 2006. Gross margin was 33.7% compared to 27.7% for the first nine months of 2006. Income from operations for the period was $21.1 million, up 88.7% from $11.2 million in the first nine months of 2006. Net income for the period was $19.3 million, up 70.1% from net income of $11.4 million in the first nine months of 2006. Fully diluted earnings per share were $0.36 for the first nine months of 2007 compared to $0.22 for the first nine months of 2006.

Financial Condition

As of September 30, 2007, ShengdaTech had $41.1 million in cash and cash equivalents, no long-term debt and $39.0 million in working capital. Shareholders’ equity stood at $79.0 million up from $57.1 million at December 31, 2006. The Company generated $21.9 million in cash flow from operating activities in the first nine months of 2007.

Business Outlook

ShengdaTech continues to increase its production capacity for NPCC. The 40,000 metric tons of NPCC capacity brought online in July is expected to reach full capacity by the end of November 2007. In September 2007, the Company began construction of 60,000 metric tons of NPCC capacity at its new facility in Xianyan City, Shaanxi Province. The new lines are expected to be completed and contributing to revenue in the first quarter of 2008. Capital expenditures for the full year 2007 are expected to be $54 million, of which $16.6 million has already been spent. Approximately $36 million of the $37.4 million balance is expected to be used for the construction of the new NPCC facility in Xianyan City. Management feels confident the Company will meet or exceed its guidance for the full year 2007 for revenue to be in the range of $96 million to $98 million and net income to be in the range of $23.0 million to $24.4 million with fully diluted earnings per share of $0.43 to $0.45.

“We are dedicating our efforts to increasing NPCC applications and expanding our penetration in international markets. We have recently added a top chemical engineer, Mr. Zhude Xu, to our R&D team to further our efforts to develop NPCC for use in paper,” Mr. Chen commented. “We are also currently in discussion with several major international companies including PVC manufacturers in Japan and South Korea and a paper manufacturer in North America.”

Recent Events

Added new VP of Finance

Ms. Wendy Fu was appointed at Vice President of Finance as of September 17, 2007. Ms. Fu has 15 years of experience in corporate finance and auditing in U.S. and international corporations. She is responsible for managing the Company's financial reporting and will be the Company's key representative interfacing with investors.

Added Research & Development Center Director

Dr. Zhude Xu was hired as the Research and Development Center Director in August 2007. Dr. Xu has over 30 years of experience in chemical field research, focusing specifically on material research. Dr. Xu has been a professor at Zhejiang University, one of the premier universities in China, for about 20 years where he performs in-depth research on paper making. He has his PhD from the University of Southern California in Chemical Engineering. Dr. Xu will be overseeing ShendgaTech’s research efforts for NPCC use in paper.

Conference Call

ShengdaTech will host a conference call at 9:00 am EST on Monday, November 12, 2007, to discuss the third quarter 2007 financial results. Joining Mr. Xiangzhi Chen, ShengdaTech's Chief Executive Officer, will be Ms. Anhui Guo, Chief Financial Officer, Ms. Wendy Fu, Vice President of Finance, and Mr. Crocker Coulson, President of CCG Elite. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888-482-0024. International callers should dial 617-801-9702. The pass code for the call is 617 499 05. If you are unable to participate in the call at this time, a replay will be available on Monday, November 12, 2007 at 11:00 AM EST through Monday, November 19, 2007. To access the replay, dial 888-286-8010, international callers should dial 617-801-6888. The conference pass code is 50958185. This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.shengdatechinc.com. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About ShengdaTech, Inc.

ShengdaTech, Inc. (“The Company”) is engaged in the business of manufacturing, marketing and selling a variety of nano precipitated calcium carbonate ("NPCC") products and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using its proprietary technology. The unique chemical and physical attributes make NPCC a valuable ingredient in tires, paints, polyvinyl chloride ("PVC") building materials and other products. It enhances the durability of many products by increased strength, heat resistance, and dimension stabilization. The Company is also engaged in the manufacture and sale of coal-based chemical products namely ammonium bicarbonate, liquid ammonia, melamine and methanol. The Company markets and sells its coal-based products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by ShengdaTech on its conference call in relation to this release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding the Company’s ability to prepare for growth, the Company’s planned manufacturing capacity expansion in 2007 and predictions and guidance relating to the Company’s future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, pricing and demand trends for the Company’s chemical products, changes to government regulations, risk associated with operation of the Company’s new manufacturing facility, risk associated with large scale implementation of the new NPCC manufacturing process, the ability to attract new customers, ability to increase its product’s applications, ability of its customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

-FINANCIAL TABLES FOLLOW-

SHENGDATECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$41,079,859	$34,684,142
Trade accounts receivable, less allowance for doubtful
account of $0 (unaudited) and $0, respectively	8,613,891	5,588,676
Other receivables	22,022	157,352
Advances to suppliers	530,290	872,289
Inventory	1,856,055	2,151,612
Receivable from related parties	1,665	1,601
Total Current Assets	52,103,782	43,455,672

Property and Equipment, net of accumulated depreciation of $5,350,582 and $3,674,605, respectively	39,913,796	23,573,680
Land use rights, net of accumulated amortization of $0	95,428	-
TOTAL ASSETS	$92,113,006	$67,029,352

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Trade accounts payable	$5,128,322	$2,957,413
Other payables and accrued expenses	2,559,865	2,235,758
Income and other taxes payable	2,132,684	1,237,180
Advances from customers	-	119,923
Payable to related parties	3,273,229	3,349,814
Total Current Liabilities	13,094,100	9,900,088
Shareholders' Equity
Common stock - $0.00001 par value; 100,000,000 shares authorized, 54,095,103 shares outstanding	540	540
Additional paid-in capital	21,673,396	21,824,121
Statutory reserves	3,301,379	3,301,379
Retained earnings	49,543,310	30,187,740
Accumulated other comprehensive income	4,500,281	1,815,484
Total Shareholders' Equity	79,018,906	57,129,264
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$92,113,006	$67,029,352

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006

Sales of Products	$27,170,790	$18,818,207	$72,031,590	$49,418,129
Cost of Products Sold	17,509,834	13,237,343	47,731,142	35,717,463

Gross Profit	9,660,956	5,580,864	24,300,448	13,700,666

Operating Expenses:
Selling expense	435,411	309,412	1,276,136	751,842
General and administrative expense	719,620	502,615	1,903,991	1,758,507
Total Operating Expenses	1,145,031	812,027	3,180,127	2,510,349

Income from Operations	8,515,925	4,768,837	21,120,321	11,190,317

Other Income (Expense):
Interest income	70,599	33,480	202,885	77,899
Other income	-	-	-	126,585
Interest expense	-	-	-	(16,494)
Net Other Income	70,599	33,480	202,885	187,990

Income Before Income Taxes	8,586,524	4,802,317	21,323,206	11,378,307
Provision for Income Taxes	775,264	-	2,072,431	-

Net Income	$7,811,260	$4,802,317	$19,250,775	$11,378,307
Comprehensive income: foreign currency translation adjustments	1,082,018	36,584	2,682,593	152,326
Comprehensive income	$8,893,278	$4,838,901	$21,933,368	$11,530,633

Earnings Per Share:
Basic	$0.14	$0.09	$0.36	$0.22
Diluted	$0.14	$0.09	$0.35	$0.22
Weighted Average Shares Outstanding:
Basic	54,095,103	54,095,103	54,095,103	51,103,402
Diluted	54,257,388	54,257,388	54,257,388	51,225,116

SHENGDATECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Nine Months
	Ended September 30,
	2007	2006
Cash Flows from Operating Activities:
Net income	$19,250,775	$11,378,307
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,497,846	659,681
Changes in assets and liabilities:
Account receivables	(2,744,480)	(1,004,216)
Other receivables	136,173	14,314
Advances to suppliers	369,036	137,064
Inventory	373,543	(1,320,184)
Trade accounts payable	2,013,618	1,667,554
Other payables and accrued expenses	334,857	459,644
Income and other taxes payable	828,703	(647,947)
Advances from customers	(122,138)	-
Net Cash Provided By Operating Activities	21,937,933	11,344,217

Cash Flows from Investing Activities:
Purchase of property and equipment	(16,484,325)	(16,231,659)
Purchase of land use rights	(93,461)	-
Net Cash Used In Investing Activities	(16,577,786)	(16,231,659)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	-	13,969,714
Changes in related parties receivable/ payable	(205,904)	3,085,771
Distribution to shareholder	(150,725)	-
Net Cash (Used in) Provided by Financing Activities	(356,629)	17,055,485

Effect of Exchange Rate Changes in Cash	1,392,199	375,755

Net Change in Cash	6,395,717	12,543,798
Cash and Cash Equivalents at Beginning of Period	34,684,142	10,749,300
Cash and Cash Equivalents at End of Period	$41,079,859	$23,293,098

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